                                   AKORN, INC.
                                  EXHIBIT 11.1

                       COMPUTATION OF NET INCOME PER SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)




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
                                                       Three Months Ended      Nine Months Ended
                                                          September 30,         September 30,
                                                          -------------         --------------
                                                       2001         2000       2001        2000
                                                       ----         ----       ----        ----

Net Income (Loss) per Share - Basic:

     Net Income (Loss)                               $   (479)   $    415   $(19,731)   $  4,393
                                                     --------    --------   --------    --------

     Weighted average number of shares outstanding     19,330      19,081     19,301      18,961

Net Income (Loss) per Share - Basic                  $  (0.02)   $   0.02   $  (1.02)   $   0.23
                                                     ========    ========   ========    ========


Net Income (Loss) per Share - Diluted:

     Net Income (Loss)                               $   (479)   $    415   $(19,731)   $  4,393
     Net Income (Loss) Adjustment
       for Convertible Debt                                54        --           54        --

     Net Income (Loss), as Adjusted                  $   (425)   $    415   $(19,677)   $  4,393
                                                     ========    ========   ========    ========

     Weighted Average Number of Shares Outstanding     19,330      19,081     19,301      18,961
     Dilutive Effect of Stock Options and Warrants        780         932        495         843
     Dilutive Effect of Convertible Debt                  706        --          220        --
                                                     --------    --------   --------    --------

     Weighted Average Shares, as Adjusted              20,816      20,013     20,016      19,804
                                                     --------    --------   --------    --------

Net Income per Share - Diluted                            (A)    $   0.02        (A)    $   0.22
                                                     ========    ========   ========    ========

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(A) Not presented where the effects of potential shares are antidilutive.